Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports First Quarter EPS of $0.74

•	Net earnings of $239.9 million, or $0.74 per diluted share, compared to net earnings of $136.2 million, or $0.53 per diluted share

•	Deliveries of 8,820 homes – up 30%

•	New orders of 10,463 homes – up 24%; new orders dollar value of $4.2 billion – up 23%

•	Backlog of 17,259 homes – down 2%; backlog dollar value of $7.1 billion – down 7%

•	Revenues of $3.9 billion – up 30%

•	Homebuilding operating margins of $384.9 million, compared to $258.1 million

◦	Gross margin on home sales of 20.1%, compared to 19.5%

◦	S,G&A expenses as a % of revenues from home sales of 9.5%, compared to 9.7%

◦	Operating margin on home sales of 10.6%, compared to 9.8%

•	Financial Services operating earnings (net of noncontrolling interests) of $21.8 million, compared to $25.9 million

•	Multifamily operating earnings of $6.8 million, compared to operating loss of $1.2 million

•	Homebuilding cash and cash equivalents of $853 million

•	Homebuilding debt to total capital of 38.5%

(more)

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Miami, March 27, 2019 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its first quarter ended February 28, 2019. First quarter net earnings attributable to Lennar in 2019 were $239.9 million, or $0.74 per diluted share, compared to first quarter net earnings attributable to Lennar in 2018 of $136.2 million, or $0.53 per diluted share.
Stuart Miller, Executive Chairman of Lennar, said, “We are pleased to announce our results for the first quarter where we achieved net earnings of $239.9 million, or $0.74 per diluted share, compared to $136.2 million, or $0.53 per diluted share in the prior year. Our new order growth exceeded the high end of our guidance by 5%, while our deliveries fell short of guidance primarily due to well-documented weather issues across the country. Even with lower than expected revenues in the first quarter, our continued focus on homebuilding operating efficiencies allowed the Company to increase operating earnings at a higher rate than revenues.”
Mr. Miller continued, “We continued to see choppiness in the marketplace during our first quarter, consistent with what we highlighted on our fourth quarter conference call. However, during the quarter, mortgage interest rates subsided and ultimately pulled back and home prices moderated providing a catalyst for the new home market to correct itself. Accordingly, sequentially throughout the first quarter, we saw increased interest in new home purchases as part of an improving and stabilizing housing market. We continue to believe that the basic underlying housing market fundamentals of low unemployment, higher wages and low inventory levels remain favorable.”
“During the first quarter, we advanced our strategy of reverting to our pure-play core homebuilding platform. We completed the sale of our Berkshire Hathaway real estate brokerage business, the majority of our retail title business along with our title insurance underwriter and our retail mortgage business.”
Rick Beckwitt, Chief Executive Officer of Lennar, said, “Despite the uneven market conditions in the first quarter, we produced strong results. Our core homebuilding operations continued to leverage our size and scale in the leading markets. Our homebuilding gross margin was 20.1%, while our SG&A of 9.5% marked an all-time, first-quarter low. Using our strong cash position, we repurchased an additional one million shares of our stock for $47.0 million during the quarter.”
Jon Jaffe, President of Lennar, said, “During the first quarter, we continued our strategic production focus, controlling direct construction costs, while enhancing our ‘Builder of Choice’ status with our trades. These important relationships with our subcontractors will be particularly relevant as we ramp up production during the year and remain on target to meet our 2019 synergy goals.”
Mr. Miller concluded, “As we move into the heart of the spring selling season, we are optimistic that we will see a continued improvement in the demand for new homes. With a solid balance sheet, strong cash flow generation and continued execution of our core operating strategies, we believe that we are well positioned to produce strong results throughout 2019.”

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RESULTS OF OPERATIONS
THREE MONTHS ENDED FEBRUARY 28, 2019 COMPARED TO
THREE MONTHS ENDED FEBRUARY 28, 2018
On February 12, 2018, Lennar Corporation completed its acquisition of CalAtlantic Group, Inc. ("CalAtlantic"). Prior year information includes CalAtlantic only after the acquisition date.
Homebuilding
Revenues from home sales increased 36% in the first quarter of 2019 to $3.6 billion from $2.6 billion in the first quarter of 2018. Revenues were higher primarily due to a 31% increase in the number of home deliveries, excluding unconsolidated entities, and a 4% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 8,802 homes in the first quarter of 2019 from 6,734 homes in the first quarter of 2018, primarily as a result of the significant increase in volume resulting from the CalAtlantic acquisition. The average sales price of homes delivered was $410,000 in the first quarter of 2019, compared to $393,000 in the first quarter of 2018. The increase in average sales price primarily resulted from the CalAtlantic acquisition. Sales incentives offered to homebuyers were $25,300 per home delivered in the first quarter of 2019, or 5.8% as a percentage of home sales revenue, compared to $22,300 per home delivered in the first quarter of 2018, or 5.4% as a percentage of home sales revenue, and $25,000 per home delivered in the fourth quarter of 2018, or 5.6% as a percentage of home sales revenue.
Gross margins on home sales were $726.1 million, or 20.1%, in the first quarter of 2019, compared to $516.6 million, or 19.5%, in the first quarter of 2018. The gross margin percentage on home sales increased primarily because the first quarter of 2018 included $55.0 million or 210 basis points of backlog/construction in progress write-up related to purchase accounting adjustments on CalAtlantic homes that were delivered in that quarter. There was also an increase in average sales price in the first quarter of 2019, offset by higher construction costs and increased sales incentives.
Selling, general and administrative expenses were $343.3 million in the first quarter of 2019, compared to $257.2 million in the first quarter of 2018. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.5% in the first quarter of 2019, from 9.7% in the first quarter of 2018, due to improved operating leverage as a result of an increase in home deliveries and continued benefit from technology initiatives.
Other homebuilding revenue, gross margin on land sales, homebuilding equity in loss from unconsolidated entities and homebuilding other income (expense), net, totaled a net loss of $13.2 million in the first quarter of 2019, compared to net income of $154.5 million in the first quarter of 2018. Homebuilding equity in loss from unconsolidated entities was $13.8 million in the first quarter of 2019, compared to $14.1 million in the first quarter of 2018. In the first quarter of 2019, Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of net operating losses from its unconsolidated entities. In the first quarter of 2018, Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of valuation adjustments related to assets of Homebuilding's unconsolidated entities and the Company's share of net operating losses from its unconsolidated entities. Homebuilding other income (expense), net, was ($1.5) million in the first quarter of 2019, compared to $170.0 million in the first quarter of 2018. Homebuilding other income, net, in the first quarter of 2018 was primarily related to a gain on the sale of an 80% interest in one of Homebuilding's strategic joint ventures, Treasure Island Holdings.

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Homebuilding interest expense was $64.6 million in the first quarter of 2019 ($61.3 million was included in costs of homes sold, $0.3 million in costs of land sold and $3.0 million in homebuilding other expense, net), compared to $51.2 million in the first quarter of 2018 ($48.3 million was included in costs of homes sold, $0.4 million in costs of land sold and $2.4 million in homebuilding other income, net). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Financial Services
Operating earnings for the Financial Services segment were $21.8 million in the first quarter of 2019 (which included $19.0 million of operating earnings and an add back of $2.8 million of net loss attributable to noncontrolling interests). Operating earnings in the first quarter of 2018 were $25.9 million. Operating earnings were impacted by the sale of non-core businesses in the first quarter of 2019 and a decrease in Rialto Mortgage Finance securitization revenues as a result of lower volume and margins.
During the first quarter of 2019, the Company sold the majority of its retail title agency business and its wholly owned title insurance carrier. In addition, the Company sold its real estate brokerage business, which operated only in Florida, and its retail mortgage business.
Multifamily
Operating earnings for the Multifamily segment were $6.8 million in the first quarter of 2019, primarily due to the segment's $3.6 million share of a gain as a result of the sale of one operating property by Multifamily's unconsolidated entities and $11.9 million gain on the sale of an investment in an operating property, partially offset by general and administrative expenses. In the first quarter of 2018, the Multifamily segment had an operating loss of $1.2 million primarily due to general and administrative expenses partially offset by the segment's $4.1 million share of a gain as a result of the sale of one operating property by one of Multifamily's unconsolidated entities and management fee income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $79.3 million, or 2.1% as a percentage of total revenues, in the first quarter of 2019, compared to $67.8 million, or 2.3% as a percentage of total revenues, in the first quarter of 2018. The decrease in corporate general and administrative expenses as a percentage of total revenues was due to improved operating leverage as a result of an increase in home deliveries.
OTHER TRANSACTIONS
Share Repurchases
During the first quarter of 2019, the Company's Board of Directors authorized the Company to repurchase up to the lesser of $1 billion in value, or 25 million in shares, of the Company's outstanding Class A or Class B common stock. The repurchase authorization has no expiration. Under this repurchase program, the Company repurchased one million shares of its Class A common stock for $47.0 million at an average per share price of $46.98.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through Rialto Mortgage Finance, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Lennar Ventures drives the Company's technology and innovation strategies. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our 2019 synergy goals related to the CalAtlantic integration, our expected home deliveries in fiscal 2019, our belief regarding the homebuilding market and other markets in which we participate, and our belief regarding how we are positioned to take advantage of opportunities, or to avoid problems, in those markets and to advance the future growth of our businesses. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include an extended slowdown in the real estate markets across the nation, or in regions where we have significant homebuilding or multifamily development activities; increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Homebuilding and Multifamily businesses; reduced availability of mortgage financing or increased interest rates; decreased demand for our homes or Multifamily rental properties, or our inability to successfully sell our apartment developments; our inability to continue to realize the anticipated synergy benefits from the CalAtlantic integration; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our ability to successfully execute our strategies; a decline in the value of the land and home inventories we maintain and resulting possible future write-downs of the carrying value of our real estate assets; the possibility that the Tax Cuts and Jobs Act will have more negative than positive impact on us; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2018. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, March 27, 2019. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-1372 and entering 657103 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	February 28,
	2019	2018
Revenues:
Homebuilding	$3,623,721	2,662,093
Financial Services	143,311	196,087
Multifamily	97,394	93,256
Other	3,656	29,355
Total revenues	$3,868,082	2,980,791

Homebuilding operating earnings	$369,595	413,927
Financial Services operating earnings	18,972	25,862
Multifamily operating earnings (loss)	6,797	(1,201)
Other operating earnings	3,103	2,845
Acquisition and integration costs related to CalAtlantic	—	(104,195)
Corporate general and administrative expenses	(79,343)	(67,810)
Earnings before income taxes	319,124	269,428
Provision for income taxes (1)	(79,700)	(132,611)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	239,424	136,817
Less: Net earnings (loss) attributable to noncontrolling interests	(486)	602
Net earnings attributable to Lennar	$239,910	136,215

Average shares outstanding:
Basic	321,339	253,665
Diluted	321,349	254,448

Earnings per share:
Basic	$0.74	0.53
Diluted	$0.74	0.53

Supplemental information:
Interest incurred (2)	$104,383	84,214

EBIT (3):
Net earnings attributable to Lennar	$239,910	136,215
Provision for income taxes	79,700	132,611
Interest expense	64,601	51,224
EBIT	$384,211	320,050

(1)
Provision for income taxes for the three months ended February 28, 2018 includes a one-time non-cash write-down of deferred tax assets of $68.6 million as a result of the Tax Cuts and Jobs Act enacted in December 2017.

(2)	Amount represents interest incurred related to homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended
	February 28,
	2019	2018
Homebuilding revenues:
Sales of homes	$3,608,129	2,649,140
Sales of land	13,783	12,953
Other homebuilding revenue	1,809	—
Total revenues	3,623,721	2,662,093

Homebuilding costs and expenses:
Costs of homes sold	2,882,050	2,132,512
Costs of land sold	13,526	14,368
Selling, general and administrative	343,259	257,153
Total costs and expenses	3,238,835	2,404,033
Homebuilding operating margins	384,886	258,060
Homebuilding equity in loss from unconsolidated entities	(13,756)	(14,128)
Homebuilding other income (expenses), net	(1,535)	169,995
Homebuilding operating earnings	$369,595	413,927

Financial Services revenues	$143,311	196,087
Financial Services costs and expenses	124,339	170,225
Financial Services operating earnings	$18,972	25,862

Multifamily revenues	$97,394	93,256
Multifamily costs and expenses	101,178	97,199
Multifamily equity in earnings (loss) from unconsolidated entities and other gain	10,581	2,742
Multifamily operating earnings (loss)	$6,797	(1,201)

Other revenues	$3,656	29,355
Other costs and expenses	1,622	26,607
Other equity in earnings from unconsolidated entities	8,330	8,955
Other expense, net	(7,261)	(8,858)
Other operating earnings	$3,103	2,845

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
In connection with the CalAtlantic acquisition in 2018, the Company reassessed how it evaluates the business and allocates resources. As a result, in the fourth quarter of 2018 the Company modified its homebuilding operating segments into four reportable segments: Homebuilding East, Homebuilding Central, Homebuilding Texas, and Homebuilding West. All prior periods have been adjusted to conform with the Company's current presentation.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey, North and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Nevada, Oregon, Utah and Washington
Other: Urban divisions and other homebuilding related investments, including FivePoint

	For the Three Months Ended February 28,
	2019	2018	2019	2018	2019	2018
Deliveries:	Homes		Dollar Value		Average Sales Price
East	3,612	2,757	$1,226,435	909,585	$340,000	330,000
Central	1,124	654	433,125	253,325	385,000	387,000
Texas	1,251	1,090	412,429	348,087	330,000	319,000
West	2,825	2,225	1,537,503	1,127,635	544,000	507,000
Other	8	39	7,758	33,101	970,000	849,000
Total	8,820	6,765	$3,617,250	2,671,733	$410,000	395,000
Of the total homes delivered listed above, 18 homes with a dollar value of $9.1 million and an average sales price of $507,000 represent home deliveries from unconsolidated entities for the three months ended February 28, 2019, compared to 31 home deliveries with a dollar value of $22.6 million and an average sales price of $729,000 for the three months ended February 28, 2018.

New Orders:	Homes		Dollar Value		Average Sales Price
East	4,493	3,563	$1,521,431	1,152,418	$339,000	323,000
Central	1,422	785	537,596	308,429	378,000	393,000
Texas	1,424	1,374	456,959	432,178	321,000	315,000
West	3,112	2,705	1,629,814	1,450,235	524,000	536,000
Other	12	29	11,313	25,741	943,000	888,000
Total	10,463	8,456	$4,157,113	3,369,001	$397,000	398,000
Of the total new orders listed above, 15 homes with a dollar value of $9.7 million and an average sales price of $647,000 represent new orders from unconsolidated entities for the three months ended February 28, 2019, compared to 26 new orders with a dollar value of $16.3 million and an average sales price of $628,000 for the three months ended February 28, 2018.

	February 28,
	2019	2018 (1)	2019	2018	2019	2018
Backlog:	Homes		Dollar Value		Average Sales Price
East	7,956	6,923	$2,817,706	2,533,377	$354,000	366,000
Central	2,284	2,188	894,724	865,628	392,000	396,000
Texas	2,321	2,576	805,250	961,976	347,000	373,000
West	4,688	5,860	2,579,762	3,290,340	550,000	561,000
Other	10	19	12,543	22,436	1,254,000	1,181,000
Total	17,259	17,566	$7,109,985	7,673,757	$412,000	437,000
Of the total homes in backlog listed above, 14 homes with a backlog dollar value of $7.7 million and an average sales price of $552,000 represent the backlog from unconsolidated entities at February 28, 2019, compared to 18 homes with a backlog dollar value of $8.9 million and an average sales price of $494,000 at February 28, 2018.

(1)
During the three months ended February 28, 2018, the Company acquired a total of 6,940 homes in backlog in connection with the CalAtlantic acquisition. Of the homes in backlog acquired, 2,305 homes were in the East, 1,342 homes were in the Central, 953 homes were in Texas and 2,340 homes were in the West.

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	February 28,	November 30,	February 28,
	2019	2018	2018
Homebuilding debt	$9,256,423	8,543,868	10,382,540
Stockholders' equity	14,786,814	14,581,535	13,060,930
Total capital	$24,043,237	23,125,403	23,443,470
Homebuilding debt to total capital	38.5%	36.9%	44.3%

Homebuilding debt	$9,256,423	8,543,868	10,382,540
Less: Homebuilding cash and cash equivalents	852,551	1,337,807	733,905
Net homebuilding debt	$8,403,872	7,206,061	9,648,635
Net homebuilding debt to total capital (1)	36.2%	33.1%	42.5%

(1)
Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.